PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No. )

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                       SOUTHERN CALIFORNIA EDISON COMPANY
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



SOUTHERN CALIFORNIA EDISON COMPANY
LOGO










                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       AND


                              JOINT PROXY STATEMENT


                                 ANNUAL MEETING

                                 APRIL 15, 1999

SOUTHERN CALIFORNIA EDISON COMPANY
LOGO



                                                                  March 8, 1999

DEAR SHAREHOLDER:

     You are invited to attend the Southern California Edison Company annual meeting of shareholders. The meeting will be held on Thursday, April 15, 1999, at 10:00 A.M., at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California. Your voting instructions and the 1998 Annual Report are enclosed with this Joint Proxy Statement.

     At the meeting, we will vote on a proposed Bylaw amendment to reduce the maximum and minimum size of the Board, and we will elect 14 Directors who will be responsible for the direction of Edison International's affairs until the next annual meeting.

     Your Board of Directors and Management recommend that you vote "FOR" the approval of the Bylaw amendment, and "FOR" the nominees for Directors listed in the Joint Proxy Statement.

     Whether or not you expect to attend the annual meeting, it is important that your shares be represented. We are pleased to offer you three options to designate who may vote your shares and your voting preferences: (1) you may complete, sign, date and return the enclosed proxy card by mail; OR you may follow the instructions on the card and vote (if you are a registered shareholder) (2) by telephone or (3) via the internet. If you are eligible for voting by telephone or the internet, there is a special number assigned to you on the proxy card to safeguard your vote. Voting by telephone and the internet is available 24 hours a day, 7 days a week.

     Your continued interest in the business of Edison International is appreciated.




                                 John E. Bryson
                              Chairman of the Board
                           And Chief Executive Officer


                                   -----------
                                    IMPORTANT
                                   -----------

     In order to assure the presence of a quorum of shareholders at the annual meeting, please complete, sign, date and mail the enclosed card promptly; or give your instructions (if you are a registered shareholder) by telephone or the internet as described on the enclosed card. If you mail the enclosed card, please sign (do not print) your name exactly as it appears on the card. When signing as attorney, executor, administrator, trustee or guardian, include your full title. Please have an authorized officer whose title is indicated sign for corporations, charitable institutions and governmental units. For partnerships, have a partner sign and indicate partnership status.

SOUTHERN CALIFORNIA EDISON COMPANY
LOGO




                            NOTICE OF ANNUAL MEETING
                           OF SHAREHOLDERS TO BE HELD
                                 APRIL 15, 1999


     The Southern California Edison Companyh ("SCE") annual meeting of shareholders will be held at 10:00 A.M. on Thursday, April 15, 1999, at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California. At the annual meeting, shareholders will consider and vote on:

     Item No.  1. Bylaw Amendment to Reduce Maximum and Minimum Board Size;

     Item No.  2. Election of Directors -- The names of the Director nominees are:

                       John E. Bryson                  Luis G. Nogales
                       Winston H. Chen                 Ronald L. Olson
                       Warren Christopher              James M. Rosser
                       Stephen E. Frank                Robert H. Smith
                       Joan C. Hanley                  Thomas C. Sutton
                       Carl F. Huntsinger              Daniel M. Tellep
                       Charles D. Miller               Edward Zapanta;

     Item No. 3.   Any other business that may properly come before the meeting.

     Shareholders of record at the close of business on February 16, 1999, are entitled to notice of and to vote at this annual meeting. The following individuals will be admitted to the meeting:

           1.  Shareholders of record on the record date, and their spouses;

           2. Individuals holding written proxies executed by shareholders of record on the record date;

           3. Shareholders who provide written verification from their brokerage firm or other nominee that they owned stock held in the name of the brokerage firm or other nominee (that is, stock held in so-called "street name") on the record date, and their spouses; and

           4. Other individuals with the approval of the Secretary of Edison International.


Dated March 8, 1999.

                                                 For the Board of Directors,



                                                 BEVERLY P. RYDER, Secretary

                              EDISON INTERNATIONAL
                       SOUTHERN CALIFORNIA EDISON COMPANY


                              JOINT PROXY STATEMENT



INTRODUCTION

     This Joint Proxy Statement is provided to the Edison International and Southern California Edison Company ("SCE") shareholders for their annual meetings. The annual meetings will be held jointly at 10:00 A.M., Pacific Standard Time, on Thursday, April 15, 1999, at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California. This Joint Proxy Statement discusses the matters to be voted on by the shareholders at the annual meetings.

GENERAL INFORMATION

Solicitation of Proxies

     The Boards of Directors of Edison International and SCE are soliciting proxies from their shareholders for use at their annual meetings, or at any adjournment or postponement of the meetings. Proxies allow properly designated individuals to vote on your behalf at an annual meeting. This Joint Proxy Statement, proxy forms, voting instructions and the respective 1998 Annual Reports are being distributed together beginning March 8, 1999, to Edison International and SCE shareholders.

     Proxy solicitation costs will be paid by Edison International and SCE. Directors, officers and other employees of Edison International and/or SCE may solicit proxies by mail, in person or by telecommunication, for no additional compensation (except for customary overtime pay, when applicable). Brokers, fiduciaries, custodians and other nominees (which we collectively call "Nominees") will be reimbursed for their reasonable out-of-pocket costs of sending proxy materials to beneficial owners of Edison International and SCE stock and obtaining voting instructions. We call these beneficial owners "street name shareholders." If you hold shares in your own name rather than "street name," you are a registered shareholder. In addition, Corporate Investment Communications, Inc., will assist Edison International and SCE in the solicitation of proxies from shareholders for an aggregate estimated fee of $10,000 plus reasonable out-of-pocket expenses.

Record Date and Voting Securities


     The Boards of Edison International and SCE have chosen the close of business on February 16, 1999, as the record date for determining shareholders entitled to receive notice and vote at their annual meetings. As of the record date, there were 347,202,697 shares of Edison International Common Stock, without par value ("Edison International Common Stock"), outstanding and entitled to vote. As of the record date, the SCE shares outstanding and entitled to vote were 434,888,104 shares of SCE Common Stock, without par value ("SCE Common Stock"), 5,150,198 shares of SCE Cumulative Preferred Stock, $25 par value ("SCE Cumulative Preferred Stock"), and 2,557,000 shares of SCE $100 Cumulative Preferred Stock, $100 par value ("SCE $100 Cumulative Preferred Stock").

Voting Rights and Quorum


     Each share of Edison International Common Stock is entitled to one vote on each item of Edison International business. On each item of SCE business, each share of SCE Cumulative Preferred Stock is entitled to six votes, each share of SCE $100 Cumulative Preferred Stock is entitled to two votes, and each share of SCE Common Stock is entitled to one vote. Fractional shares, such as those held in the SCE employee benefit plan known as the Stock Savings Plus Plan ("SSPP") and the Edison International shareholder plan known as the Dividend Reinvestment and Stock Purchase Plan, may not be voted. All shares of SCE Common and Preferred stocks will vote together as one class. As of the record date, the holders of the Edison International Common Stock have the right to cast a total of 347,202,697 votes. As of the record date, the holders of the SCE Cumulative Preferred Stock have the right to cast a total of 30,901,188 votes; the holders of the SCE $100 Cumulative Preferred Stock have the right to cast a total of 5,114,000 votes; and the holder of the SCE Common Stock has the right to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 470,903,292 votes.


     A quorum is required to transact business at the annual meetings. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast constitutes a quorum. If you properly return your proxy by mail, by telephone or via the internet, you will be considered part of the quorum even if you abstain from voting or withhold votes. If you are a "street name shareholder," and the Nominee holding your shares votes or gives a proxy to vote your shares on any matter in any way, including abstentions and withhold votes, you will be considered part of the quorum -- even if your Nominee does not vote or give a proxy to vote your shares on another matter.

     The vote required to amend the Bylaws to reduce the maximum and minimum size of the Board and the method used to tabulate that vote is described under "Item No. 1 -- Edison International and SCE Bylaw Amendment -- Required Vote." The vote required to elect the Directors and the method used to tabulate that vote is described under "Item No. 2 -- Election of Directors of Edison International and SCE -- Nominees for Election as Directors and Required Vote."

     If you are a shareholder of record or a shareholder through the SSPP, by voting as described below under "Proxies," you will authorize the proxies or SSPP Trustee to vote your shares according to your instructions. You will also give authority to vote your shares on any other matter that may be presented at the meeting. If you do not indicate your voting preferences on your returned card, the card instructs the proxies and SSPP Trustee to vote your shares "For" the Bylaw amendment and "For" the election of the Boards' nominees for Directors. SSPP shares for which no instructions are received may be voted by the Trustee in its discretion. If you are a "street name shareholder," you will indicate your voting preferences on a separate card(s) received from your Nominee, or by telephone or via the internet if offered by your Nominee. Your broker may have authority to vote your shares on certain matters without instructions from you. If your broker indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares on a matter, we call this a "broker nonvote" on that matter.


     First Chicago Trust Company of New York will act as the inspector of election for the annual meetings and will tabulate all proxies and votes received. To protect the confidentiality of votes cast under the SSPP, Edison International will not have access to any voting instructions given by the SSPP participants, and SSPP voting results will only be reported in the aggregate.


Proxies

     You may give a proxy to vote your shares or give voting instructions (if you are a shareholder through the SSPP) in one of three ways: (1) By mail by completing, signing, dating and mailing the enclosed proxy/voting instruction card, (2) By telephone (if you are a registered shareholder, or a shareholder through the SSPP) by calling toll free 1-800-OK2-Vote, or if located outside the U.S. and Canada by calling 201-324-0377, entering your own unique control number shown on the enclosed instruction card, and following the instructions provided, or (3) Via the internet (if you are a registered shareholder, or a shareholder through the SSPP) by accessing the world wide web site, www.vote-by-net.com, entering your own unique control number shown on the enclosed instruction card, and following the instructions provided. If you hold shares in "street name," you will receive a separate card(s) from your Nominee to indicate your voting preferences, or you will provide instructions by telephone or via the internet if offered by your Nominee. Under California law, you may transmit a proxy by telephone or the internet if authorized by you or your attorney in fact.

     You can revoke your proxy by writing to the Secretary of Edison International or SCE, at 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770 (the mailing address of the principal executive offices), by voting again via mail, telephone or the internet, or by attending the meetings and voting in person. Your last vote will be the vote that is counted. Attendance at the annual meetings will not by itself revoke a proxy.

Attendance

     Attendance at the annual meetings is limited to those individuals described in the letter from the Secretary at the front of this Joint Proxy Statement. A shareholder of Edison International and/or SCE that is a corporation, partnership, association or other organization or entity will be limited to three authorized representatives at the annual meetings.

Board Recommendation

     The Edison International Board and the SCE Board respectively approved the Bylaw amendment to reduce the maximum and minimum Board size and recommend that their shareholders vote FOR adoption of the amendment. They also recommend the election of their nominees for Directors presented in this Joint Proxy Statement.

            ITEM NO. 1--EDISON INTERNATIONAL AND SCE BYLAW AMENDMENT

Introduction

The Edison International and SCE corporate Bylaws currently provide that the size of the Boards of Directors shall be from 15 to 20 directors. The Boards would like to amend these Bylaws to reduce the range to a minimum of 9 and a maximum of 17 directors, effective immediately. These amendments require approval by the shareholders of each company. The text of the proposed Bylaw amendment is attached to this Joint Proxy Statement as Appendix A.

Reasons For And Effect of Amendment

Edison International and SCE believe that the currently authorized Board size of 15 to 20 members is not necessary for the best interest of the companies and their shareholders. A smaller Board should:

o        Promote efficiencies in management of the business;
o        Be appropriate for present day business operations;
o        Result in ongoing savings; and,
o        Facilitate communications and decision making.

The Boards are authorized to select the exact number of directors that will comprise the Boards within the range approved by the shareholders. The exact number of directors is currently 16. With 2 of the current directors retiring (Messrs. Shannon and Watkins), the Boards have reduced the exact number of directors to 14, subject to shareholder approval of the proposed Bylaw amendment. If the shareholders do not approve the reduced Board range, the Boards have fixed the exact number of directors at 15, which is the minimum number of directors that can comprise the Boards under the current Bylaws. The proposed Bylaw amendment will be presented to the respective shareholders first at the annual meeting for a vote. If the amendment is adopted, then a Board of 14 directors will be elected. If the Bylaw amendment is not adopted, a Board of 14 directors will be elected, but the Board will seek qualified candidates to fill the vacancy created by the 15th position as soon as possible after the annual meeting. Proxies cannot be voted for more than 14 directors.

Under the proposed Bylaw amendment, the Boards will not be able to increase the Boards' size beyond 17 directors or decrease the Boards below 9 directors without shareholder approval. The shareholders will continue to elect directors annually. A smaller Board may result in a smaller number of directors being required to transact or approve business. SCE's Articles of Incorporation provide that the holders of the preferred stock, voting as a single class, are entitled to elect 2 directors when six or more quarterly dividends are in arrears with respect to any one or more series of any one or more of the classes of preferred stock. The proposed SCE Bylaw amendment will leave these provisions unchanged.

Required Vote

For approval of the reduced Board range by the Edison International shareholders, a majority of all votes entitled to be cast must be cast "FOR" the amendment. Abstentions and broker nonvotes are considered votes entitled to be cast and will have the same effect as votes against the proposal.

For approval of the reduced Board range by the SCE shareholders, a majority of all votes entitled to be cast, voting together as a single class, must be cast "FOR" the amendment. Abstentions and broker nonvotes are considered votes entitled to be cast and will have the same effect as votes against the proposal.

Recommendation of Your Board of Directors "For" This Proposal

The Edison International and SCE Boards believe that adoption of the proposed Bylaw amendment is in the best interests of the companies and their shareholders. The Edison International and SCE Boards have respectively adopted the proposed Bylaw amendments and recommend that the Edison International and SCE shareholders vote "FOR" the proposal to reduce the range of directors from 15 to 20 directors to 9 to 17 directors.

       ITEM NO. 2 -- ELECTION OF DIRECTORS OF EDISON INTERNATIONAL AND SCE

Nominees for Election as Directors and Required Vote

Fourteen Directors will be elected to the Edison International and SCE Boards to hold office until the next annual meetings. This reflects a reduction in the size of the Boards due to the retirement of 2 directors, Messrs. Shannon and Watkins. The 14 nominees receiving the highest number of affirmative votes will be elected to the Boards. Should any of the nominees become unavailable to stand for election as a Director, the proxies will have the authority to vote for substitute nominees at their discretion. Votes withheld for any of the nominees or broker nonvotes are considered votes against and will have the effect of reducing the number of affirmative votes a candidate might otherwise have received.

The nominees for Directors of Edison International and SCE are the same. A brief biography of each nominee is presented below.

JOHN E. BRYSON, Chairman of the Board and Chief Executive Officer of Edison International and SCE, has been a Director of Edison International and SCE since 1990. Mr. Bryson joined SCE in 1984. He was elected Executive Vice President and Chief Financial Officer of SCE in 1985, and was elected to his present positions at Edison International and SCE in 1990. Immediately prior to joining SCE, Mr. Bryson was a partner in the law firm of Morrison & Foerster. He served as President of the California Public Utilities Commission from 1979 to 1982, and earlier served as Chairman of the California State Water Resources Control Board. He is a Director of the Boeing Company, The Times Mirror Company, and the Council on Foreign Relations, and a Trustee of Stanford University. He is a graduate of Stanford University and Yale Law School. Age 55.

Member of the executive committees of Edison International and SCE.

WINSTON H. CHEN, Chairman of Paramitas Foundation, a non-profit charitable corporation, and Chairman of Paramitas Investment Corporation since 1994, has been a Director of Edison International and SCE since 1995. Mr. Chen was Chairman of the Board of Solectron Corporation, an electronic manufacturing service company in Milpitas, California, until 1994. He joined Solectron in 1978 as President and was elected Chief Executive Officer in 1984 and Chairman of the Board in 1990. Solectron won the Malcolm Baldridge National Quality Award in 1991 and 1997, and was awarded the Governor's Golden State Quality Award in 1994. He is a Director of Intel Corporation and Solectron Corporation and a Trustee of Stanford University and Santa Clara University. He received his M.S. and Ph.D. degrees from Harvard University. Age 57.

Member of the audit and the finance committees of Edison International and SCE.

WARREN CHRISTOPHER, former Chairman and current Senior Partner of the law firm of O'Melveny & Myers, was a Director of SCE from August 1971 through January 1977, from June 1981 through January 1993, and from May 1997 to date. He has been a Director of Edison International from April 1988 through January 1993 and from May 1997 to date. Mr. Christopher first joined O'Melveny & Myers in 1950 following service as a law clerk to United States Supreme Court Justice William
O. Douglas. He has been connected with the firm since 1950, except for intervening periods in which he provided distinguished service to the government of the United States. Mr. Christopher served The United States Government as Deputy Attorney General from June 1967 to June 1969, as Deputy Secretary of State from February 1977 to January 1981, and as the 63rd Secretary of State from January 1993 to January 1997. He is a graduate of the University of Southern California and Stanford Law School. Age 73.

Member of the executive (Chair) and the nominating committees of Edison International and SCE.

STEPHEN E. FRANK, President and Chief Operating Officer of SCE, has been a Director of Edison International and SCE since 1995. Mr. Frank joined SCE in 1995, after serving five years as President and Chief Operating Officer of Florida Power and Light Company. Prior to 1990, Mr. Frank was Executive Vice President and Chief Financial Officer of TRW, Inc. From 1984 to 1988, he worked at GTE Corporation as Vice President, Controller and Treasurer. In addition, Mr. Frank held numerous financial and sales management positions with U.S. Steel Corp., ending his career there as general manager of sales. He is a Director of Washington Mutual, Inc., and UNOVA, Inc. He is a graduate of Dartmouth College and received his MBA degree from the University of Michigan. Age 57.

JOAN C. HANLEY, a former General Partner of Miramonte Vineyards, has been a Director of SCE since 1980 and a Director of Edison International since 1988. Mrs. Hanley served as General Partner and Manager of Miramonte Vineyards from 1973 to 1998. She was a Public Affairs Consultant for Monaghan Company-Long Point (a land development company) during 1990 and 1991. She is a Director of the Harbor-UCLA Research and Education Institute and a Trustee of Pomona College. Mrs. Hanley is a graduate of the University of Washington. Age 66.

Member of the finance and the nominating (Chair) committees of Edison International and SCE.

CARL F. HUNTSINGER, General Partner of DAE Limited Partnership, Ltd. (agricultural management), has been a Director of SCE since 1983 and a Director of Edison International since 1988. Mr. Huntsinger has held his present position at DAE Limited Partnership, Ltd., since the dissolution of DAE Holding, Inc., in 1986, after having served as President, Chief Executive Officer and Director of DAE Holding since 1979. He served as President of Vetco International (equipment supplier to offshore oil/gas industry) from 1968 to 1974. Mr. Huntsinger is a graduate of the Massachusetts Institute of Technology. Age 69.

Member of the audit and the executive committees of Edison International and SCE.


CHARLES D. MILLER, Chairman of the Board of Avery Dennison Corporation (manufacturer of self-adhesive products), formerly Avery International Corporation, has been a Director of SCE since 1987 and a Director of Edison International since 1988. Mr. Miller joined Avery Dennison in 1964 and was elected President and Chief Operating Officer in 1975, President and Chief Executive Officer in 1977, Chairman of the Board and Chief Executive Officer in 1983 and to his present position as Chairman of the Board in 1998. Mr. Miller currently serves as Chairman of the Board of Directors of Nationwide Health Properties, and is a director of Pacific Life Insurance Company, The Air Group and Mellon Financial Group-West Coast, and is on the advisory board for Korn/Ferry International. Mr. Miller also serves as the Chairman of the Board for the United Way of Greater Los Angeles and the Los Angeles Business Advisors. He is a Director of the Amateur Athletic Foundation of Los Angeles, a member of the Board of Governors of United Way of America, Vice Chairman of the Los Angeles Sports Council and the Southern California Committee for the Olympic Games, a member of the advisory board of the Autry Museum of Western Heritage and a member of the California Business Roundtable. He is also trustee emeritus of John Hopkins University and Occidental College. Age 70.


Member of the audit and the compensation and executive personnel (Chair) committees of Edison International and SCE.

LUIS G. NOGALES, President of Nogales Partners (a private equity investment company), has been a Director of Edison International and SCE since 1993. Mr. Nogales formed his present company in 1990, and was formerly President of Univision (Spanish language television network) from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a Director of Adolph Coors Company and Kaufman and Broad Home Corporation, a Trustee of the Ford Foundation, a former Trustee of Stanford University, and a member of the Board of Directors of the Inter-American Dialogue and the Pacific Council on Foreign Policy. Former Chair of the Mexican American Legal Defense and Educational Fund (MALDEF). He is a graduate of San Diego State University and Stanford Law School. Age 55.


Member of the compensation and executive personnel and the finance committees of Edison International and SCE.

RONALD L. OLSON, Senior Partner of the law firm of Munger, Tolles and Olson, has been a Director of Edison International and SCE since 1995. Mr. Olson joined Munger, Tolles and Olson in 1968 after serving as a law clerk to United States Court of Appeals Judge David L. Bazelon. He is a Director of Berkshire Hathaway, Inc., Pacific American Income Shares, Inc., and Western Asset Trust, Inc. Mr. Olson also serves as a director of several non-profit organizations, including the California Institute of Technology, Rand Corporation, and the Skid Row Housing Trust. Mr. Olson is a graduate of Drake University and University of Michigan Law School and holds a Diploma in Law from Oxford University. Age 57.

Member of the finance and the nominating committees of Edison International and SCE.

JAMES M. ROSSER, President of California State University, Los Angeles ("CSULA"), has been a Director of SCE since 1985 and a Director of Edison International since 1988. Dr. Rosser has held his present position at CSULA since 1979 following service as Vice Chancellor of the Department of Higher Education for the State of New Jersey from 1974 to 1979 and as Associate Vice Chancellor for Academic Affairs at the University of Kansas from 1970 to 1974. He is a Director of Fedco, Inc., Sanwa Bank California, Americans for the Arts, and the Los Angeles Philharmonic Association. In addition, he is past Chair of the National Science Foundation Directorate for Education and Human Resources Advisory Committee, a Member and Board Secretary of the Los Angeles Annenberg Metropolitan Project, and a Board Member of the Woodrow Wilson National Fellowship Foundation. Dr. Rosser holds three degrees from Southern Illinois University. Age 59.

Member of the compensation and executive personnel and the nominating committees of Edison International and SCE.

ROBERT H. SMITH, Managing Director of Smith & Crowley, Inc. (merchant banking) since 1992, has been a Director of SCE since 1987 and a Director of Edison International since 1988. Mr. Smith was Chairman of the Board and Chief Executive Officer of Security Pacific Corporation until 1992. He joined Security Pacific National Bank in 1961, and was elected Executive Vice President in 1980, Vice Chairman of Security Pacific Corporation and Security Pacific National Bank in 1984, President, Chief Executive Officer and Director of Security Pacific National Bank in 1987, President and Chief Executive Officer of Security Pacific Corporation in 1990, and assumed his final positions at Security Pacific Corporation in 1991. He is a Director of Pinkerton, Inc., and a Trustee of Santa Clara University and the University of Southern California. He is a graduate of the University of Southern California and holds a Law Degree from Van Norman University. Age 63.

Member of the finance, the compensation and executive personnel, and the nominating committees of Edison International and SCE.

THOMAS C. SUTTON, Chairman of the Board and Chief Executive Officer of Pacific Life Insurance Company, has been a Director of Edison International and SCE since 1995. Mr. Sutton joined Pacific Life in 1965 and was elected President in 1987. He was elected to his present position in 1990. He is a Director of Newhall Land & Farming Company, The Irvine Company, and PIMCO Advisors, L.P. He is also past Chairman of the Health Insurance Association of America and the American Council of Life Insurance. Mr. Sutton is a graduate of the University of Toronto. Age 56.

Member of the audit and the compensation and executive personnel committees of Edison International and SCE.

DANIEL M. TELLEP, Retired Chairman of the Board of Lockheed Martin Corporation (aerospace industry), has been a Director of Edison International and SCE since 1992. Mr. Tellep joined Lockheed Missiles & Space Company ("LMSC"), a wholly owned subsidiary of Lockheed Corporation, in 1955. He was elected President of LMSC in 1984, Group President of Lockheed Missiles and Space Systems, another subsidiary of Lockheed Corporation, in 1986, a Director of Lockheed Corporation in 1987, and President of Lockheed Corporation in 1988. Mr. Tellep was elected Chairman and Chief Executive Officer in 1989. In 1995, he was elected Chairman and Chief Executive Officer of Lockheed Martin Corporation, a position he held until December 31, 1995. He continued to serve as Chairman of Lockheed Martin Corporation until his retirement on December 31, 1996. He is a Director of Wells Fargo Bank, N.A. He holds two degrees from the University of California at Berkeley and has completed studies at Harvard University. Age 67.

Member of the audit (Chair) and the compensation and executive personnel committees of Edison International and SCE.

EDWARD ZAPANTA, a private practice physician providing neurosurgical care in the Los Angeles and Monterey Park communities since 1970, has been a Director of SCE since 1984 and a Director of Edison International since 1988. Dr. Zapanta is a Senior Medical Director with HealthCare Partners Medical Group (a managed care medical group), and a clinical professor of surgery, neurological surgery, at the University of Southern California. He is a Director of The Times Mirror Company, EastWest Bancorp, Inc., and The James Irvine Foundation, and a Trustee of the University of Southern California. He attended the University of California at Los Angeles and is a graduate of the University of Southern California School of Medicine. Age 60.

Member of the audit and the executive committees of Edison International and SCE.

Stock Ownership of Directors and Executive Officers of Edison International and SCE

The following table shows the number of equity securities of Edison International, SCE and Mission Capital, L.P., an affiliate of Edison Mission Energy (an indirect, nonutility subsidiary of Edison International), beneficially owned by the Directors and Executive Officers of Edison International and SCE as of December 31, 1998. The table includes shares that can be acquired through March 1, 1999, through the exercise of stock options. Unless otherwise noted, each individual has sole voting and investment power.


                                                                                               Amount and Nature
                                                                  Company and                     of Beneficial
                       Name                                     Class of Stock                     Ownership(1)


John E. Bryson.............................................  Edison International Common Stock       610,540(2)
Winston H. Chen............................................  Edison International Common Stock        11,700
Warren Christopher.........................................  Edison International Common Stock         2,039 (3)
Bryant C. Danner...........................................  Edison International Common Stock       176,282 (4)
Alan J. Fohrer.............................................  Edison International Common Stock       179,612(5)
Stephen E. Frank...........................................  Edison International Common Stock      213,200 (6)
Joan C. Hanley.............................................  Edison International Common Stock         7,832(7)
Carl F. Huntsinger.........................................  Edison International Common Stock         7,306(7)
Charles D. Miller..........................................  Edison International Common Stock         8,309(7)
Edward R. Muller...........................................  Edison International Common Stock        66,425(8)
  .........................................................  Mission Capital MIPS                      2,478 (9)
Luis G. Nogales............................................  Edison International Common Stock         2,265
Ronald L. Olson............................................  Edison International Common Stock         2,796(10)
Harold B. Ray..............................................  Edison International Common Stock        77,838(11)
James M. Rosser............................................  Edison International Common Stock         4,700(7)
E. L. Shannon, Jr..........................................  Edison International Common Stock         8,720 (7)
Robert H. Smith............................................  Edison International Common Stock         6,121 (12)
Thomas C. Sutton...........................................  Edison International Common Stock         8,385 (7)
Daniel M. Tellep...........................................  Edison International Common Stock        10,648 (7)
James D. Watkins...........................................  Edison International Common Stock         2,626
Edward Zapanta.............................................  Edison International Common Stock        10,734
All Directors and Executive Officers
  of Edison International as a group (34 individuals)......  Edison International Common Stock     2,185,926(13)
  .........................................................  Mission Capital MIPS                      2,478(9)
All Directors and Executive Officers
  of SCE as a group (29 individuals).......................  Edison International Common Stock     1,857,078(14)
------------



(1) No Director owns, no named Executive Officer owns, nor do the Directors and Executive Officers of Edison International or SCE as a group own in excess of 1% of the outstanding shares of any class of Edison International's, SCE's or Mission Capital, L.P.'s outstanding equity securities.

(2) Includes 6,000 shares held as trustee with shared voting and sole investment power, 6,000 shares held as co-trustee and co-beneficiary of trust with shared voting and investment power, 200 shares held by spouse with shared voting and investment power, 14,805 shares credited under the SSPP and 583,534 shares that can be acquired through the exercise of options. SSPP shares for which instructions are not received from any plan participant may be voted by the SSPP Trustee in its discretion.

(3) Includes 1,000 shares held as co-trustee and co-beneficiary of trust with shared voting and investment power.

(4) Includes 2,173 shares credited under the SSPP and 172,109 shares that can be acquired through the exercise of options.

(5) Includes 12,703 shares credited under the SSPP and 166,409 shares that can be acquired through the exercise of options.

(6) Includes 208,200 shares that can be acquired through the exercise of options.

(7)  Held as trustee with shared voting and sole investment power.


(8) Includes 64,625 shares that can be acquired through the exercise of options.

(9) Monthly Income Preferred Securities ("MIPS") issued by Mission Capital, L.P. Includes 280 shares held by spouse with shared voting and investment power, and 8 shares held as co-trustee and co-beneficiary with shared voting and investment power.

(10) Includes 1,596 shares held as trustee with shared voting and sole investment power, and 1,200 shares held as trustee with shared voting and investment power.

(11) Includes 2,046 shares credited under SSPP and 75,792 shares that can be acquired through the exercise of options.

(12) Includes 2,900 shares held as co-trustee and co-beneficiary of trust with shared voting and sole investment power and 1,000 shares held by spouse with shared voting and investment power.

(13) Includes 7,000 shares held as co-trustee and co-beneficiary of trust with shared voting and investment power, 2,900 shares held as co-trustee and co-beneficiary of trust with shared voting and sole investment power, 1,200 shares held by spouse with shared voting and investment power, 68,615 shares held by trustee with shared voting and sole investment power, 95,397 shares credited to participants under the SSPP and 1,965,201 shares that can be acquired through the exercise of options. The Edison International Executive Officers include all of the SCE Executive Officers. Therefore, the share ownership balances include the same information shown in footnote
     (14) below.

(14) Includes 7,000 shares held as co-trustee and co-beneficiary of trust with shared voting and investment power, 2,900 shares held as co-trustee and co-beneficiary of trust with shared voting and sole investment power, 1,200 shares held by spouse with shared voting and investment power, 68,615 shares held by trustee with shared voting and sole investment power, 74,079 shares credited to participants under the SSPP, and 1,665,967 shares that can be acquired through the exercise of options.

Summary Compensation Table -- Edison International and SCE

The following table presents information regarding compensation of the Chief Executive Officer of Edison International and SCE ("CEO"), and the other four most highly compensated Executive Officers of Edison International and SCE, for services rendered during 1996, 1997 and 1998. These individuals are referred to as "Named Officers" in this Joint Proxy Statement.



                                                     SUMMARY COMPENSATION TABLE(1)


                                                                              Long-Term Compensation
                                              Annual Compensation               Awards          Payouts
    (a)                       (b)       (c)         (d)        (e)          (f)        (g)        (h)        (i)
                                                              Other         Re-     Securities                   All
  Name                                                       Annual      stricted   Underlying              Other
   and                                                       Compen-       Stock    Options/     LTIP      Compen-
Principal                             Salary       Bonus     sation      Award(s)     SARs      Payouts    sation
 Position                     Year      ($)          $        $ (2)         ($)       # (3)       ($)       $(4)
---------                     ----    -------    --------   ---------   ----------  ---------  ---------  --------



John E. Bryson, Chairman        1998    860,000  1,000,000  70,550 (5)        --      160,000        --     481,899
of the Board and CEO of         1997    810,000    850,500   50,196           --      157,700        --     224,337
Edison International and SCE    1996    750,000    787,500    1,368           --      162,600        --     182,633

Stephen E. Frank,               1998    565,000    559,400    1,109           --       69,600        --      61,255
President and Chief             1997    540,000    437,400    1,474           --       78,000        --      38,509
Operating Officer of SCE        1996    520,000    421,200       --           --       78,800        --      14,802

Bryant C. Danner, Executive     1998    415,000    433,500   77,935           --       44,700        --      70,530
Vice President and General      1997    395,000    364,500   50,231           --       46,400        --      40,346
Counsel of Edison International 1996    375,000    496,500       --           --       47,200        --      29,600
and SCE

Edward R. Muller,               1998    432,000    390,000    2,624           --       21,160        --      40,172
President and CEO of            1997    400,000    456,000    3,478           --       33,300        --      28,587
Edison Mission Energy           1996    370,000    444,000    2,621           --       41,000        --      23,148

Alan J. Fohrer, Executive Vice  1998    367,000    393,800       --           --       44,700        --      60,810
President and Chief Financial   1997    342,000    340,000       --           --       46,400        --      34,662
Officer of Edison International 1996    322,000    297,000       --           --       47,200        --      25,479
and SCE

Harold B. Ray,                  1998    355,000    372,000       --           --       43,700        --      54,294
Executive Vice President        1997    335,000    271,350       --           --       40,000        --      28,509
of SCE                          1996    315,000    198,500       --           --       38,200        --      24,267

(1) For Edison International, the Named Officers are John E. Bryson, Stephen E. Frank, Bryant C. Danner, Edward R. Muller, and Alan J. Fohrer. For SCE, the Named Officers are John E. Bryson, Stephen E. Frank, Bryant C. Danner, Alan
     J. Fohrer and Harold B. Ray. Compensation information is provided for years in which the Named Officer served as an Executive Officer.


(2) Includes perquisites if in total they exceed the lesser of $50,000 or 10% of annual salary and bonus, plus reimbursed taxes. Each perquisite exceeding 25% of the total is separately described in footnotes below.


(3) The amounts shown in Column (g) are comprised of Edison International nonqualified stock options, Edison Mission Energy affiliate options and Edison Capital affiliate options (collectively, "Option Awards"). No stock appreciation rights ("SARs") have been awarded. The Edison Mission Energy and Edison Capital affiliate options are based on hypothetical shares of affiliate stock linked to the value of each company's portfolio of investments. The terms and conditions for the 1998 Option Awards are described in footnotes to the table below entitled "Options/SAR Grants in 1998."

     The following table shows the amount of each type of Option Award granted to the Named Officers:

                                      1998                1997              1996
--------------------------------------------------------------------------------


   John E. Bryson
       Edison International          160,000            128,000          125,000
       Edison Mission Energy               0             14,500           19,800
       Edison Capital                      0             15,200           17,800

   Stephen E. Frank
       Edison International           69,600             78,000           78,800

   Bryant C. Danner
       Edison International           44,700             38,000           36,200
       Edison Mission Energy               0              4,100            5,800
       Edison Capital                      0              4,300            5,200

   Edward R. Muller
       Edison International           13,300             10,500           10,200
       Edison Mission Energy           7,860             22,800           30,800

   Alan J. Fohrer
       Edison International           44,700             38,000           36,200
       Edison Mission Energy               0              4,100            5,800
       Edison Capital                      0              4,300            5,200

   Harold B. Ray
       Edison International           43,700             40,000           38,200



(4) Includes contributions in 1998 to the SSPP and a supplemental plan for eligible participants who are affected by SSPP participation limits imposed on higher paid individuals by federal tax law, preferential interest [that portion of interest that is considered under Securities and Exchange Commission ("SEC") rules to be at above-market rates] accrued in 1998 on deferred compensation; vacation sale proceeds; Employee Stock Ownership Plan ("ESOP") dividend incentives (the ESOP is a component of the SSPP); electric vehicle incentives; and benefit forfeiture allocations in the following amounts:

                                                                              ESOP         Electric      Benefit
                                      Plan     Preferential   Vacation      Dividend        Vehicle    Forfeiture
                                  Contributions  Interest       Sold       Incentives     Incentives   Allocations
                                        $            $            $             $              $            $
------------------------------------------------------------------------------------------------------------------


     John E. Bryson                 51,269       429,124            0        1,141              0          364
     Stephen E. Frank               30,049        30,606            0            0            600            0
     Bryant C. Danner               23,213        47,283            0            0              0           34
     Edward R. Muller               26,373        13,520            0            0              0          279
     Alan J. Fohrer                 21,072        39,459            0            0              0          279
     Harold B. Ray                  18,600        28,699        6,825          171              0            0




(5) Includes $23,017, which is the cost of providing Mr. Bryson's benefits under the Executive Survivor Benefit Plan.

Option/SAR Grants Table

The following table presents information regarding Edison International stock options and Edison Mission Energy affiliate options granted pursuant to the Edison International Equity Compensation Plan ("Equity Compensation Plan") during 1998 to the Named Officers. No Edison Capital affiliate options were awarded to the Named Officers during 1998. No SARs were granted under the Equity Compensation Plan to any participant during 1998.

                                              OPTION/SAR GRANTS IN 1998

                                                                                                       Grant Date
                                           Individual Grants                                              Value
(a)                                (b)              (c)               (d)              (e)                (f)
                                Number of       % of Total
                               Securities      Options/SARs        Exercise                             Grant
                               Underlying       Granted to          or Base                             Date
                              Options/SARs       Employees           Price         Expiration          Present
Name                       Granted(#)(1)(2)(3)    in 1998            ($/Sh)          Date(4)         Value($)(5)
------------------------------------------------------------------------------------------------------------------------------------


John E. Bryson
    Edison International       160,000            10%                27.25         01/02/2008          1,012,800

Stephen E. Frank
    Edison International        69,600             4%                27.25         01/02/2008            440,568

Bryant C. Danner
    Edison International        44,700             3%                27.25         01/02/2008            282,951

Edward R. Muller
    Edison International        13,300             1%                27.25         01/02/2008             84,189
    Edison Mission Energy        7,860             9%               264.13         01/02/2008            259,459

Alan J. Fohrer
    Edison International        44,700             3%                27.25         01/02/2008            282,951

Harold B. Ray
    Edison International        43,700             3%                27.25         01/02/2008            276,621



(1) Each Edison International nonqualified stock option granted in 1998 may be exercised to purchase one share of Edison International Common Stock. The Edison International stock options include dividend equivalents equal to the dividends that would have been paid on an equal number of shares of Edison International Common Stock. Dividend equivalents will be credited following the first three years of the option term if certain Edison International performance criteria discussed below are met. Dividend equivalents accumulate without interest. Once earned and vested, the dividend equivalents are payable in cash (i) upon the request of the holder prior to the final year of the option term, (ii) upon the exercise of the related option, or (iii) at the end of the option term regardless of whether the related option is exercised. After such payment, however, no additional dividend equivalents will accrue on the related option.

     The dividend equivalent performance criteria is measured by Edison International Common Stock total shareholder return. If the average quarterly percentile ranking of Edison International's total shareholder return is less than the 60th percentile of that of the companies comprising the Dow Jones Electric Utilities Group Index, the dividend equivalents are reduced; if the Edison International total shareholder return ranking is less than the 25th percentile, the dividend equivalents are canceled. For rankings between the 60th and 25th percentiles, the dividend equivalents are prorated. The total shareholder return is measured at the end of the initial three-year period and will set the percentage payable for the entire term. If less than 100% of the dividend equivalents are earned, the unearned portion may be restored later in the option term if Edison International's cumulative total shareholder return ranking for the option term attains at least the 60th percentile.

(2) Each Edison Mission Energy or Edison Capital affiliate option may be exercised to realize any appreciation in the deemed value of one hypothetical share of Edison Mission Energy or Edison Capital affiliate stock over annually escalated exercise prices. The deemed values of the Edison Mission Energy and Edison Capital affiliate stock are determined by formula linked to the value of Edison Mission Energy and Edison Capital portfolio investments less general and administrative cash costs. The deemed values are recalculated annually. For this purpose, 10 million shares of Edison Mission Energy affiliate stock and 5 million shares of Edison Capital affiliate stock are deemed to be outstanding. The exercise price of each affiliate option is initially set equal to the deemed value of the affiliate stock on the date of grant and is annually escalated on a compound basis thereafter by a factor reflecting the affiliate's approximate cost of capital during the year as determined by the Compensation and Executive Personnel Committee ("CEP Committee") of Edison International. The annual escalation factor will be adjusted prospectively by the CEP Committee for significant changes in the affiliate's cost of capital. If the deemed value of a share of Edison Mission Energy or Edison Capital affiliate stock exceeds the corresponding exercise price for any year during the option term, the executive may exercise the vested portion of the options during the 60-day exercise window in the second quarter of the following year and be paid in cash the difference between the exercise price and the deemed value of the affiliate shares.

(3) The Option Awards are subject to a four-year vesting period with one-fourth of the total award vesting and becoming exercisable on January 2, 1999, January 2, 2000, January 2, 2001 and January 2, 2002. The Option Awards of certain senior executives, including the Named Officers, are transferable to a spouse, child or grandchild. If an executive retires, dies, or is permanently and totally disabled during the four-year vesting period, the unvested Option Awards will vest and be exercisable to the extent of 1/48 of the grant for each full month of service during the vesting period. Unvested Option Awards of any person who has served in the past on the Management Committee will vest and be exercisable upon his or her retirement, death, or permanent and total disability. (Messrs. Bryson, Danner, Fohrer and Ray have served as members of the Management Committee which was dissolved in 1993.) Upon retirement, death or permanent and total disability, the vested Option Awards may continue to be exercised within their original term by the recipient or beneficiary. If an executive is terminated other than by retirement, death or permanent and total disability, Option Awards which had vested as of the prior anniversary date of the grant are forfeited unless exercised within 180 days of the date of termination in the case of Edison International options, or during the next 60-day exercise period in the case of Edison Mission Energy or Edison Capital affiliate options. All unvested Option Awards are forfeited on the date of termination.

     Appropriate and proportionate adjustments may be made by the Edison International CEP Committee to outstanding Edison International stock options to reflect any impact resulting from various corporate events such as reorganizations, stock splits and so forth. If Edison International is not the surviving corporation in such a reorganization, all Option Awards then outstanding will become vested and be exercisable unless provisions are made as part of the transaction to continue the Equity Compensation Plan or to assume or substitute options of the successor corporation with appropriate adjustments as to the number and price of the options. Notwithstanding the foregoing, upon a change of control of Edison International after the occurrence of a "Distribution Date" under the Rights Agreement approved by the Edison International Board of Directors on November 21, 1996, the options will vest and will remain exercisable for at least two years following the Distribution Date. A Distribution Date is generally the date a person acquires 20% or more of the Common Stock of Edison International, or a date specified by the Edison International Board of Directors after commencement of a tender offer for 20% or more of such stock.

     The Edison International CEP Committee administers the Equity Compensation Plan and has sole discretion to determine all terms and conditions of any grant, subject to plan limits. It may substitute cash that is equivalent in value to the Option Awards and, with the consent of the executive, may amend the terms of any award agreement, including the post-termination term, and the vesting schedule.

(4) The expiration date of the Option Awards is January 2, 2008; however, the final 60-day exercise period of the Edison Mission Energy and Edison Capital affiliate options will occur during the second quarter of that year. The Option Awards are subject to earlier expiration upon termination of employment as described in footnote (3) above.

(5) The grant date value of each Edison International stock option was calculated as the sum of two numbers: the option value and the dividend equivalent value. The option value was calculated to be $3.08 per option share using the Black-Scholes stock option pricing model. In making this calculation, it was assumed that the average exercise period was seven years, the volatility rate was 17%, the risk-free rate of return was 5.63%, the historic average dividend yield was 5.89% and the stock price and exercise price were $27.25.

     The dividend equivalent value of each Edison International stock option granted in 1998 was calculated to be $3.25. This dividend equivalent value was calculated by (a) summing the dividends (without reinvestment) over the assumed seven-year duration of the related stock option at the annual dividend rate of $1.00 in effect on January 1, 1998, and (b) discounting that sum to its present value assuming a discount rate of 11.6%, which was SCE's authorized return on common equity in 1998. This calculation does not reflect any reduction in value for the risk that Edison International performance measures may not be met. The calculation of the present value of the dividend equivalents is not a prediction of future dividends or dividend policy, and there is no assurance that the value of the dividend equivalents realized by an executive will be at or near the value calculated as described above.

     The aggregate estimated grant date value of the Edison International Options and the related dividend equivalents awarded in 1998 were:

                                  Option Value      Dividend Equivalent Value
                                         $                      $
                                  ------------      -------------------------


         John E. Bryson             492,800                     520,000
         Stephen E. Frank           214,368                     226,200
         Bryant C. Danner           137,676                     145,275
         Edward R. Muller            40,964                      43,225
         Alan J. Fohrer             137,676                     145,275
         Harold B. Ray              134,596                     142,025


     The value of an Edison Mission Energy affiliate option was calculated to be $33.01, using the Black-Scholes stock option pricing model assuming an average exercise period of seven years, a volatility rate of 18.75%, a risk-free rate of return of 5.81%, a dividend yield of 0% and an exercise price of $482.84. The value of an Edison Capital affiliate option was calculated to be $8.05, using the Black-Scholes stock option pricing model assuming an average exercise period of seven years, a volatility rate of 9.16%, a risk-free rate of return of 6.08%, a dividend yield of 0% and an exercise price of $249.58. These assumptions are based on average values of a group of peer companies adjusted for differences in capital structure.

     The actual value that an executive may realize will depend on various factors on the date the option is exercised, so there is no assurance that the value realized by an executive will be at or near the grant date value estimated by the Black-Scholes model. The estimated values under that model are based on certain assumptions and are not a prediction of future stock price.

Option/SAR Exercises and Year-End Value Table

The following table presents information regarding the exercise of Edison International stock options and Edison Mission Energy and Edison Capital affiliate options during 1998 by any of the Named Officers, and regarding unexercised options held at year-end 1998 by any of the Named Officers. No SARs were exercised during 1998 or held at year-end 1998 by any of the Named Officers.


                                                AGGREGATED OPTION/SAR EXERCISES IN 1998
                                                     AND FY-END OPTION/SAR VALUES

(a)                                   (b)              (c)                 (d)                      (e)
                                                                        Number of
                                                                       Securities                Value of
                                                                       Underlying               Unexercised
                                                                       Unexercised             In-the-Money
                                    Shares                            Options/SARs            Options/SARs at
                                   Acquired           Value          at FY-End (#)(1)        FY-End ($)(1)(2)
                                                                     ----------------------------------------
                                  on Exercise       Realized            Exercisable/              Exercisable/
Name                                  (#)            ($)               Unexercisable             Unexercisable
----                            -------------     -----------        -----------------       -------------------


John E. Bryson
    Edison International          18,600            473,835(3)      459,201/286,999         4,288,008/1,220,407
    Edison Mission Energy             --                --            55,254/16,266         6,702,875/1,446,358
    Edison Capital                    --                --            28,914/16,066           1,129,769/568,721

Stephen E. Frank
    Edison International              --                --          138,534/147,866           1,375,974/735,227

Bryant C. Danner
    Edison International              --                --           136,201/82,099           1,267,930/357,445
    Edison Mission Energy             --                --             18,434/4,666           2,253,418/416,423
    Edison Capital                    --                --              7,721/4,599             299,585/162,930

Edward R. Muller
    Edison International              --                --            54,400/23,700             408,406/100,038
    Edison Mission Energy             --                --            89,144/33,326        10,820,845/2,261,844

Alan J. Fohrer
    Edison International              --                --           130,501/82,099           1,275,711/357,445
    Edison Mission Energy             --                --             18,234/4,666           2,229,086/416,423
    Edison Capital                    --                --              7,721/4,599             299,585/162,930

Harold B. Ray
    Edison International            77,000          956,165(4)        38,801/83,099             369,376/374,487


(1) Each Edison International option may be exercised for one share of Edison International Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the date the option was granted. Dividend Equivalents which may accrue on the Edison International options accumulate without interest and are paid in cash. Each Edison Mission Energy or Edison Capital affiliate option represents a right to exercise an option to realize any appreciation in the deemed value of one hypothetical share of Edison Mission Energy or Edison Capital affiliate stock. The option terms for current year awards are discussed in footnote (1) in the table above entitled "Option/SAR Grants in 1998."

(2) Edison International options have been treated as "in-the-money" if the fair market value of the underlying stock at year-end 1998 exceeded the exercise price of the options. The dollar amounts shown for Edison International options are the differences between (i) the fair market value of the Edison International Common Stock underlying all unexercised "in-the-money" options at year-end 1998 and (ii) the exercise prices of those options.

     The aggregate value at year-end 1998 of all accrued dividend equivalents, exercisable and unexercisable, for the Named Officers was:


                                                      $/$
        -----------------------------------------------------

        John E. Bryson                            2,033,566/0
        Stephen E. Frank                            211,800/0
        Bryant C. Danner                            509,045/0
        Edward R. Muller                            219,930/0
        Alan J. Fohrer                              470,737/0
        Harold B. Ray                                     0/0

     Edison Mission Energy and Edison Capital affiliate options are considered in-the-money if the deemed values of the Edison Mission Energy and Edison Capital affiliate stock, which are determined annually by formula linked to portfolio investments, exceed prescribed exercise prices. Deemed values at year-end are not available until the second quarter of the following year. Therefore, amounts shown in Column (e) reflect deemed values at fiscal year-end for 1997, the most recent data available.


(3) Includes $212,226 of value from dividend equivalents that was deferred by Mr. Bryson under provisions of the Executive Deferred Compensation Plan.

(4)  Includes $289,290 of value realized from dividend equivalents by Mr. Ray.


Retirement Benefits Table

     The following table presents estimated gross annual benefits payable upon retirement at age 65 to the Named Officers in the remuneration and years of service classifications indicated.

                                                PENSION PLAN TABLE(1)

                                                              Years of Service
Remuneration                    10            15           20         25           30           35           40
------------                ---------------------------------------------------------------------------------------
    200,000...............      50,000      67,500      85,000      102,500      120,000      130,000      140,000
    400,000...............     100,000     135,000     170,000      205,000      240,000      260,000      280,000
    600,000...............     150,000     202,500     255,000      307,500      360,000      390,000      420,000
    800,000...............     200,000     270,000     340,000      410,000      480,000      520,000      560,000
  1,000,000...............     250,000     337,500     425,000      512,500      600,000      650,000      700,000
  1,200,000...............     300,000     405,000     510,000      615,000      720,000      780,000      840,000
  1,400,000...............     350,000     472,500     595,000      717,500      840,000      910,000      980,000
  1,600,000...............     400,000     540,000     680,000      820,000      960,000    1,040,000    1,120,000
  1,800,000...............     450,000     607,500     765,000      922,500    1,080,000    1,170,000    1,260,000
  2,000,000...............     500,000     675,000     850,000    1,025,000    1,200,000    1,300,000    1,400,000
  2,200,000...............     550,000     742,500     935,000    1,127,500    1,320,000    1,430,000    1,540,000
  2,400,000...............     600,000     810,000   1,020,000    1,230,000    1,440,000    1,560,000    1,680,000
  2,600,000...............     650,000     877,500   1,105,000    1,332,500    1,560,000    1,690,000    1,820,000

     The Retirement Plan and SERP provide monthly benefits at normal retirement age (65 years) based on a unit benefit for each year of service plus a benefit determined by a percentage ("Service Percentage") of the average of the executive's highest 36 consecutive months of regular salary and, in the case of the SERP, the average of the highest three bonuses in the

-----------------
(1) Estimates are based on the terms of the SCE Retirement Plan ("Retirement Plan"), a qualified defined benefit employee retirement plan, and the SCE Executive Retirement Plan ("SERP"), a nonqualified supplemental executive retirement plan, with the following assumptions: (i) SCE's present Retirement Plan will be maintained, (ii) optional forms of payment which reduce benefit amounts have not been selected, and (iii) any benefits in excess of limits contained in the Internal Revenue Code of 1986 and any incremental retirement benefits attributable to consideration of the annual bonus or participation in Edison International's deferred compensation plans will be paid out of the SERP as unsecured obligations of Edison International or the participating affiliate.

last five years prior to attaining age 65. Compensation used to calculate combined benefits under the Retirement Plan and SERP is based on base salary and bonus as reported in the Summary Compensation Table. The Service Percentage is based on 1-3/4% per year for the first 30 years of service (52-1/2% upon completion of 30 years' service) and 1% for each year in excess of 30. The actual benefit determined by the Service Percentage would take into account the unit benefit and be offset by up to 40% of the executive's primary Social Security benefits.

     The normal form of benefit is a life annuity with a 50% survivor benefit following the death of the participant. Retirement benefits are reduced for retirement prior to age 61. The amounts shown in the Pension Plan Table above do not reflect reductions in retirement benefits due to the Social Security offset or early retirement.

     Messrs. Danner and Fohrer have elected to retain coverage under a prior benefit program. This program provided, among other benefits, the post-retirement benefits discussed in the following section. The SERP benefits provided under the prior program are less than the benefits shown in the Pension Plan Table. To determine these reduced benefits, multiply the dollar amounts shown in each column by the following factors: 10 years of service - 70%, 15 years - 78%, 20 years - 82%, 25 years - 85%, 30 years - 88%, 35 years - 88%, and
40 years - 89%.


     For purposes of the SERP, as of December 31, 1998, Mr. Bryson had completed 14 years of service, Mr. Frank-6.75 years, Mr. Danner-16 years, Mr. Muller-5 years, Mr. Fohrer-25 years and Mr. Ray-27 years.


Other Retirement Benefits

     Additional post-retirement benefits are provided pursuant to the Survivor Income Continuation Plan and the Survivor Income/Retirement Income Plan under the Executive Supplemental Benefit Program. For purposes of determining the estimated annual benefits payable under these plans upon retirement at normal retirement age for each of the Named Officers, which is dependent upon final compensation, the highest compensation level in the Pension Plan Table above ($2,600,000) has been used in the examples which follow.

     The Survivor Income Continuation Plan provides a post-retirement survivor benefit payable to the beneficiary of the participant following his or her death. The benefit is approximately 23% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. If a Named Officer's final annual compensation were $2,600,000, the beneficiary's estimated annual survivor benefit would be $598,000. Messrs. Danner and Fohrer have elected coverage under this plan.

     The Supplemental Survivor Income/Retirement Income Plan provides a post-retirement survivor benefit payable to the beneficiary of the Executive Officer following his or her death. The benefit is 25% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. At retirement, an Executive Officer has the right to elect the retirement income benefit in lieu of the survivor income benefit. The retirement income benefit is 10% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable to the participant for ten years certain immediately following retirement. If a Named Officer's final annual compensation were $2,600,000, the beneficiary's estimated annual survivor benefit would be $650,000. If a Named Officer were to elect the retirement income benefit in lieu of survivor income and had final annual compensation of $2,600,000, the Named Officer's estimated annual benefit would be $260,000. Messrs. Danner and Fohrer have elected coverage under this plan.

     The 1985 Deferred Compensation Plan provides a post-retirement survivor benefit. This plan allowed eligible participants in September 1985 to voluntarily elect to defer until retirement a portion of annual salary and annual bonuses otherwise earned and payable for the period October 1985 through January 1990. Messrs. Bryson and Ray participate in this plan. The post-retirement survivor benefit is 50% of the annual amount the participant had been receiving from the plan. Survivor benefit payments begin following completion of the deferred compensation payments. If the named beneficiary is the executive's spouse, then survivor benefits are paid as a life annuity, five years certain. The benefit amount will be reduced actuarially if the spouse is more than five years younger than the executive at the time of the executive's death. If the beneficiary is not the spouse, then benefits are paid for five years only. The annual amounts which would be payable to the surviving beneficiaries of Messrs. Bryson and Ray if each retired at age 65 are $1,260,020, and $46,324, respectively.

Employment Contracts and Termination of Employment Arrangements

     Mr. Danner executed an employment agreement when he joined Edison International and SCE as Senior Vice President and General Counsel in 1992. After completing three years of service, he was credited with ten additional years of service with SCE and Edison International for purposes of determining benefits under the SERP. Any subsequent termination of employment will be treated as a retirement for all executive benefit programs. In addition, Edison International and SCE have agreed to use their best efforts to make available health care coverage until Mr. Danner and his spouse reach age 65, with Edison International and SCE bearing the cost over the amount an SCE retiree would pay for coverage in the SCE group plan with the highest deductible.

     Mr. Frank executed an employment agreement when he joined SCE as President and Chief Operating Officer and as a member of the Boards of Directors of Edison International and SCE in 1995. For purposes of the SERP, he will be credited with 1.25 years of additional service for each year of actual service up to ten years. A deferred compensation plan account was established and credited with $250,000 which will vest when Mr. Frank completes 5 years of service. He is also provided two club memberships along with regular executive and employee benefits. If Mr. Frank's employment is terminated involuntarily (other than for cause), he will receive a severance payment equal to one year's salary plus bonus and the deferred compensation plan credit discussed above will be vested on a pro rata basis.

Compensation And Executive Personnel Committees' Report On Executive Compensation(1)

     The Edison International and SCE CEP Committees ("CEP Committees") have responsibility for all executive compensation programs of the companies. The CEP Committees are composed of the same non-employee directors named at the end of this report.

     The CEP Committees met jointly to consider executive compensation matters for 1998. The Edison International CEP Committee determines salaries and bonuses for Edison International officers. The SCE CEP Committee determines salaries and bonuses for SCE officers. The salaries and bonuses of the officers of the other Edison International subsidiaries ("Subsidiaries") are determined by their respective boards of directors. However, the Edison International CEP Committee reviews the salaries and bonuses of the Executive Officers of the Subsidiaries to ensure consistency with overall Edison International compensation policies. In addition, the Edison International CEP Committee administers the Equity Compensation Plan pursuant to which stock options and affiliate options may be awarded.

Compensation Policies

     The executive compensation programs of Edison International, SCE and the Subsidiaries are designed by the CEP Committees to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the companies; and (3) align the interests of senior management with the long-term interests of the companies' shareholders. At present, the basic components of the companies' executive compensation program are base salaries, bonuses, stock options and affiliate options. The companies also provide broad-based employee benefit plans and certain other executive benefit plans.

     Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain tests are met. The CEP Committees' general intent is to design and administer the Edison International and SCE compensation programs in a manner that will preserve the deductibility of compensation payments to Executive Officers. However, this goal is secondary in importance to achievement of the companies' compensation objectives discussed above. The CEP Committees believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of the present compensation system which is achieving the

------------
(1) Notwithstanding anything to the contrary contained in any document filed by Edison International or SCE with the SEC, or elsewhere, this report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 ("Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act"), except to the extent Edison International or SCE specifically incorporate this report by reference therein, and shall not be deemed soliciting material or otherwise be deemed filed under either of such Acts.

desired compensation objectives while retaining the flexibility of the CEP Committees to exercise judgment in assessing an executive's performance.

1998 Compensation Actions

     The CEP Committees base their compensation actions for the companies on data gathered through independent surveys of peer group companies. Independent compensation consultants are retained to annually review and identify the appropriate comparison companies and to obtain and evaluate current executive compensation data for SCE and the Subsidiaries. For 1998, SCE planning was based on a composite peer group of 19 U.S.-based, financially healthy electric service, telecommunication and natural gas companies as was utilized for 1997 planning. This peer group of companies was the same as the group used last year except one telecommunication company was replaced in the peer group by the company that acquired it. Comparison utility companies were selected on the basis of total assets and net sales. Although the peer group differs from the Dow Jones Electric Utilities Group Index depicted in the Stock Performance Graph, ten of the companies are included in the index, and the CEP Committees believe the constitution of the peer group provides relevant compensation data for Edison International and SCE in view of the companies' changing business environment. The Committees recognize that the rate of change in California has been faster than the rest of the electric utility industry, particularly over the last several years. That distinction is diminishing as more electric companies are facing similar competitive challenges. Because of this, the Committees will be transitioning to greater reliance on deregulating diversified electric utilities for compensation comparisons in future years. Selecting peer groups for the Subsidiaries was accomplished by a similar process geared to identify appropriate comparison companies in their respective industries.

     The CEP Committees' strategy for 1998 compensation planning was established in December 1997 to generally target fixed compensation (salary and benefits) for SCE and the Subsidiaries at the median level of their respective peer groups. Target annual and long-term incentive opportunities were set for SCE and the Subsidiaries at the median level, with maximum annual award opportunities of 200% of target levels for significant performance exceeding target levels. The CEP Committees may deviate above and below established targets in individual cases as deemed appropriate in their discretion.

Base Salaries

     The CEP Committees reviewed the base salaries for Mr. Bryson and the other Executive Officers at the end of 1997. The factors considered by the CEP Committees at that time in setting Mr. Bryson's 1998 salary were the relationship of his compensation to the average compensation of the other chief executive officers of the peer group of companies, and the CEP Committees' judgment of Mr. Bryson's performance as CEO. The Committees recognized that 1997 earnings were above target, important progress had been made in the electric utility industry restructuring with the successful auction of ten gas-fired power plants and the issuance of restructuring bonds under favorable terms. Factors found to be particularly significant in 1997 were Mr. Bryson's leadership in creating value for the corporation through an outstanding business performance year in all respects, his development of a strong management team, and his vision for the future of Edison International. No specific weight was assigned to the various factors considered by the CEP Committees. The base salary component of Mr. Bryson's compensation was raised to $860,000 which was within 5% of the average for CEOs in the peer group and within 8% of the average for CEOs of deregulating diversified electric utilities. The 1998 base salaries approved by the CEP Committees for the other Executive Officers at Edison International and SCE increased 8% over 1997 levels.

     In December 1997, the Edison International CEP Committee also reviewed the base salaries of the Executive Officers at the Subsidiaries. Salary actions taken by their respective boards of directors were examined in light of the performance of the companies and survey data of competitive firms to assure conformance with overall Edison International compensation policies. The 1998 base salaries approved by the CEP Committees for Executive Officers at the Subsidiaries increased 9% over 1997 levels.

     After 1998 salary adjustments are taken into account, the base salaries in the aggregate of the Executive Officers at Edison International, SCE and the Subsidiaries are 14% above the median levels of their respective peer groups.

Bonus Compensation for 1998 Performance


     Bonus compensation is determined on the basis of overall corporate performance and the CEP Committees' assessment of the individual Executive Officer's performance. Target bonuses for Executive Officers for 1998 ranged from 25% of base salary for certain Subsidiary vice presidents to 70% of base salary for Mr. Bryson. Maximum opportunity levels were set at 200% of target award levels. Awards are made in the judgment of the CEP Committees taking into account overall company results as guided by the specific performance objectives described below. From time to time, the Committees may also approve additional awards for special recognition of accomplishment and retention purposes. Two Executive Officers received such awards for 1998 performance.


     Edison International and SCE 1998 performance objectives were adopted by the CEP Committees prior to the beginning of the year. Three weighted areas of achievement were identified with quantifiable target objectives as follows: (1) financial performance weight: 30% Edison International, 30% SCE, (2) competitive transition charge recovery and regulatory performance - weight: 30% Edison International, 40% SCE, and (3) grow future value - weight: 40% Edison International; operational excellence - weight: 30% SCE. The third area of achievement for SCE focused on several key objectives including retain/grow specified kilowatt hours of delivered sales, improve reliability measures by a specified percentage, and achievement of key performance indicators. For Edison International, objectives to grow future value included specific value-added targets at certain subsidiaries, protect and enhance the value of Edison International's reputation and develop leadership capabilities at all levels. Specific performance related goals were also adopted for each of the Subsidiaries.


     The CEP Committees met in February 1999 to evaluate each company's performance and to determine the 1998 bonuses for Executive Officers. They considered whether the stated 1998 objectives for each performance goal were attained and reviewed other significant events that occurred during the year. The CEP Committees determined that Edison International had a good year in 1998 marked by outstanding performance by Edison Capital and SCE. Edison Mission Energy had a good year, but Edison Enterprises made less progress than was targeted. Edison International earnings increased more than 6% over 1997 with Edison Capital and Edison Mission Energy continuing their strong earnings growth. SCE's extraordinary effort to implement restructuring in California was highlighted by the successful response to the Proposition 9 initiative that would have overturned the basic restructuring principles.

     The CEP Committees approved a 1998 bonus of $1,000,000 for Mr. Bryson that was 83 percent of his maximum potential award. In addition to evaluating Mr. Bryson's overall performance as measured by the companies' results in relation to the specific performance goals discussed above, the CEP Committees' subjective assessment of his performance as CEO was considered. Factors found to be particularly significant in 1998 were his strong and consistent leadership to transform the organization as the industry changes, his success in building an able, talented and energetic management team, and his effectiveness in building relationships and communicating with employees and shareholders and with people outside the company who are important to its success, including customers and community, business, and public leaders.

     The 1998 bonuses for the other Executive Officers averaged 85% of maximum at SCE and 69% of maximum at the Subsidiaries.


Long-Term Compensation Awards

     Long-Term compensation is comprised of stock options and affiliate options and performance awards which are designed to align the long-term interests of senior management and the companies' shareholders and reward Executive Officers for delivering long-term value to the shareholders of the companies.


     For 1998, the Edison International CEP Committee granted ten-year nonqualified Edison International Common Stock options with dividend equivalents linked to Edison International performance ("Edison International Options"), Edison Mission Energy affiliate options and/or Edison Capital affiliate options. A performance award structure was also adopted for Edison Enterprises which will trigger deferred Edison International stock units based on 1998 performance. The vesting period for all awards was extended from three to four years for 1998. The 1998 awards for Mr. Bryson, Mr. Danner and Mr. Fohrer were Edison International Options only, reflecting the CEP Committee's decision to discontinue granting a portion of their awards in the form of affiliate options. Approximately 75% of the option awards of Executive Officers at the Subsidiaries were allocated to their respective companies' awards, with the balance allocated to Edison International Options. Awards were granted to Executive Officers in the judgment of the Edison International CEP Committee guided by the survey results described above and are not formula-driven. The number and value of options granted in prior years was not a factor in the current year award determination. Edison International Options covering a total of 642,600 shares, at an option price of $27.25 per share were granted to Executive Officers in January 1998. Edison Mission Energy affiliate options covering a total of 13,920 shares were granted to Executive Officers in January 1998 at a base price of $264.1320 per share. Edison Capital phantom options covering a total of 22,500 shares were granted to Executive Officers in January 1998 at a base price of $148.0095 per share. The Edison International CEP Committee approved a January 1998 award to Mr. Bryson of 160,000 Edison International Options. This award reflects the CEP Committees' commitment to link a significant portion of Mr. Bryson's compensation directly to the value provided to shareholders by Edison International stock and dividends. The target values established and the actual awards granted to Mr. Bryson and the other Executive Officers were consistent with the CEP Committees' strategy described above.


                   Compensation and Executive Personnel Committees of the Edison International and SCE Boards of Directors

                           Charles D. Miller (Chair)           Robert H. Smith
                           Luis G. Nogales                     Thomas C. Sutton
                           James M. Rosser                     Daniel M. Tellep

February 18, 1999

Compensation and Executive Personnel Committees Interlocks and Insider Participation

     Camilla C. Frost and Joseph J. Pinola were members of the CEP Committees until their retirement from the Boards on April 16, 1998. Effective April 16, 1998, Messrs. Rosser and Smith joined the CEP Committees. The other CEP Committees members whose names appear on the Committees' Report above were members of the CEP Committees during all of 1998. Under applicable SEC rules, there were no interlocks or insider participation on the CEP Committees.

Five-Year Stock Performance Graph(1)(2)

     The graph below compares the yearly percentage change in the cumulative total shareholder return on the Edison International Common Stock with the cumulative total return of companies in the Standard and Poor's 500 Stock Index ("S&P 500") and the Dow Jones Electric Utilities Group Index ("Dow Utilities"). The Dow Utilities contains 44 United States utility companies that are electric or combination (electric and gas) companies. Both indices are published daily in The Wall Street Journal. Edison International is included in both the S&P 500 and the Dow Utilities.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                  AMONG EDISON INTERNATIONAL, THE S&P 500 INDEX
                           AND THE DOW UTILITIES INDEX

                                                  Cumulative Total Rerturn
                                                  ------------------------
                              12/31/93    12/31/94    12/31/95    12/31/96   12/31/97   12/31/98
                              --------    --------    --------    --------   --------   --------
Edison International             100         79          99**        119       170         180
S & P 500                        100        101         139          171       229         294
Dow Jones Electric Utilities     100         88         115          117       147         168


* Assumes the value of the initial investment in Edison International Common Stock and each index was $100 on December 31, 1993, and that all dividends are reinvested.

** Ex-dividend dates have been used to determine the number of dividends included in Edison International's cumulative total return calculation. The ex-dividend date occurs several days prior to the record date for each dividend payment, and is the date on which the stock begins trading at a price that does not include the dividend. Edison International had three ex-dividend dates in 1995 and five ex-dividend dates in 1996, even though shareholders received four dividend payments in each year. Thus, the graph reflects three dividends in 1995 and five dividends in 1996. If four dividends were used for each year to determine the cumulative total return, the Edison International dollar amount for 12/31/95 would change from $99 to $101.

(1) SEC filings sometimes "incorporate information by reference." This means the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Notwithstanding anything to the contrary contained in any document filed by Edison International or SCE, this graph shall not be deemed to be incorporated by reference, except to the extent Edison International or SCE specifically incorporates this graph by reference, and shall not be deemed soliciting material or otherwise be deemed filed under the Securities Act or the Exchange Act.

(2) The historical stock performance depicted on the graph is not necessarily indicative of future performance. The Companies do not make or endorse any predictions as to future stock performance or dividends.

Certain Relationships and Transactions of Nominees and Executive Officers


     Mr. Olson is a Senior Partner of the law firm of Munger, Tolles and Olson, and Mr. Christopher is a Senior Partner of the law firm of O'Melveny & Myers. Both firms provided legal services to Edison International, SCE, and/or their subsidiaries in 1998. Edison International and its subsidiaries paid Munger, Tolles and Olson an aggregate amount of $5,659,123 for such services.


     In 1998, WRG, a management consulting firm of which Mr. John Danner is a partner, was paid $1,061,583 by SCE for consulting services provided in late 1997 and 1998. Mr. Danner is the brother of Bryant C. Danner.

     Edison International and SCE believe that any transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

Other Management Transactions

     During 1997, Edison International loaned Robert G. Foster, a Senior Vice President of Edison International and SCE, $160,000 interest-free in connection with his purchase of a principal residence following his relocation from SCE's Sacramento Region Office to the Southern California Metropolitan area. Under the terms of the loan, one-seventh of the original principal amount was forgiven in 1997, and one-seventh will be forgiven each year thereafter if Mr. Foster remains employed with an Edison International affiliate. As of February 25, 1999, a principal balance of $114,285 remained outstanding. If Mr. Foster's employment terminates before the end of the loan term, the remaining principal balance owing will be due and payable. Interest will accrue on any remaining principal balance at the Bank of America Prime Interest Rate after 90 days.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires Edison International's and SCE's respective Directors and Officers, and persons who own more than 10% of a registered class of Edison International's or SCE's respective equity securities, to file ownership reports and changes in ownership of such securities with the SEC and one designated national securities exchange.


     Based on our review of such reports and written representations from the Directors and Officers, Edison International and SCE believe that all Section 16(a) filing requirements were met during 1998, except that Mr. Robert G. Foster filed one late report for one 1998 transaction in Edison International Common Stock, and Mr. Tellep filed one late report for one 1997 transaction in Edison International Common Stock.


Committees and Compensation of the Boards of Directors

     The Edison International and SCE Board Committees are the Audit Committee, Compensation and Executive Personnel Committee, Executive Committee, Finance Committee and Nominating Committee. The major functions of these committees are described briefly below. The composition of each committee is the same for Edison International and SCE.

     Audit Committees. Each Audit Committee meets regularly with Edison International or SCE management, as applicable, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged. In addition, each Audit Committee recommends to the Boards the annual appointment of the independent public accountants. The Audit Committee reviews with the independent public accountants the scope of audit and other engagements and the related fees, the accounting principles being applied in financial reporting, the scope of internal financial auditing procedures and the adequacy of internal accounting controls. Each Audit Committee also monitors compliance with the Edison International or SCE business ethics programs and established codes of conduct and periodically reviews the status of the Companies' efforts in addressing computer system problems and related issues raised by the year 2000 and subsequent years.

     Compensation and Executive Personnel Committees. Each CEP Committee periodically reviews the performance and compensation of the Edison International or SCE Executive Officers, as applicable, and approves appropriate adjustments. The CEP Committees also participate in executive succession planning and management development. Additional CEP Committee duties are described in the "Compensation and Executive Personnel Committees' Report on Executive Compensation" above.

     Executive Committees. Each Executive Committee has all the authority of the Edison International or SCE Board, as applicable, between meetings except to the extent limited by the California General Corporation Law.

     Finance Committees. Each Finance Committee regularly reviews the financial structure of their respective company. In addition, the Edison International Finance Committee reviews the financial planning process and investment outlook for Edison International and its nonutility subsidiaries, and approves certain committed investments. The SCE Finance Committee reviews the five-year capital expenditure outlook, financing plans, total revenue requirements, and earnings trends of SCE as well as approving certain capital projects.

     Nominating Committees. Each Nominating Committee periodically consults with Edison International or SCE management, as applicable, reviews shareholder suggestions of Director candidates, and makes recommendations regarding Board composition and selection of candidates for election. Shareholder suggestions for candidates should be submitted in writing, with biographical material, to the Secretary, Edison International and/or SCE, P.O. Box 800, Rosemead, California 91770.

     Compensation of Directors. During 1998, each non-employee Director received an annual retainer of $25,000 plus $1,500 for each meeting attended. Each non-employee Director who was a member of an Executive Committee received $2,000 in 1998 plus $1,000 for each meeting of that Committee attended. Each non-employee Director who was a member of an Audit Committee, Finance Committee, CEP Committee or Nominating Committee received $1,000 for each meeting of those committees attended. Each non-employee Director who was a Chairman of any of the committees received $3,000 in 1998.

     Directors serve on both Edison International and SCE Boards and the same committees of each Board. The yearly retainers and meeting fees described above are the total amounts paid for such service on both the Edison International and SCE Boards. However, separate meeting fees are paid for each meeting of one of the Edison International or SCE Boards, or one of the committees, that is not held in conjunction with a meeting of the corresponding Board or committee. It is the usual practice of Edison International and SCE that meetings of the Edison International and SCE Boards, and of corresponding committees, are held in conjunction with each other and a single meeting fee is paid to each Director for each set of meetings.

     Pursuant to the Equity Compensation Plan, which was approved by the Edison International shareholders in 1998, each non-employee Director of Edison International and SCE is automatically granted 500 shares of Edison International Common Stock and 300 deferred stock units upon election or reelection to their respective Boards. Directors serving on both Boards receive only one award of stock and deferred stock units per year. The deferred stock units are credited to the Director's deferred compensation plan account. Each stock unit is equal to one share of Edison International Common Stock. Stock units accrue dividends that will be converted to additional stock units under the plan. The deferred stock units will be distributed in cash in a lump sum upon the Director's retirement from the Boards unless the Director's request to receive distribution in the form of installments over 5, 10, or 15 years was previously approved. Resignation prior to retirement will result in a lump sum payment.

     Service accruals under the Edison International and SCE Director retirement plans ceased at the end of 1997 for Directors elected or re-elected to the Boards in 1998.

     SCE Directors were permitted to defer compensation earned from October 1, 1985, through December 31, 1989 under the terms of the SCE 1985 Deferred Compensation Plan for Directors. These amounts are deferred until the participant ceases to be a Director, dies or attains a predetermined age of at least 65, but not greater than 72. The account may be paid in installments of 10 or 15 equal annual installments or 120 or 180 equal monthly installments. If a participant dies before payments have begun, his or her beneficiary will receive the account payments over the term elected by the participant. In addition, the beneficiary will receive annual payments equal to 75% of the participant's total deferred commitment for ten years. If a participant dies after payments have begun, the remainder of his or her account will continue to be paid to the beneficiary. Following the completion of these payments, if the beneficiary is the surviving spouse, the person will be entitled to a five-year certain life annuity equal to 50% of the payments the participant had been receiving. If the beneficiary is someone other than a spouse, the payments will be made for five years only. All amounts payable under this plan are treated as unsecured obligations of SCE.

     Directors are eligible to defer up to 100% of their Board compensation, including any retainers, and any meeting fees under the Edison International Director Deferred Compensation Plan. A grantor trust has been adopted to fund the deferred compensation liability. Amounts may be deferred until a specified year, retirement, death or discontinuance of service as a Director. Compensation deferred until a specified year may be paid as a single lump sum or in 12 monthly payments. Compensation deferred until retirement or death may be paid as a single lump sum, in monthly installments of 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Compensation deferred until discontinuance of service as a Director may be paid as a single lump sum or in three annual installments. All amounts payable under this plan are treated as unsecured obligations of Edison International.

     Preferential interest (interest considered under the SEC rules to be at above-market rates) was credited during 1998 to the plan accounts of the following Directors under the SCE 1985 Deferred Compensation Plan for Directors and the Edison International Director Deferred Compensation Plan:

                                             Preferential Interest
                                        1985 Plan          Director DCP
                                            $                    $
-------------------------------------------------------------------------------

      Joan C. Hanley                     59,136                1,144
      Carl F. Huntsinger                 59,136               11,639
      Ronald L. Olson                         0                3,096
      James M. Rosser                    59,136               11,796
      Robert H. Smith                         0                3,252
      Thomas C. Sutton                        0                  777
      E. L. Shannon, Jr.                      0               11,079
      James D. Watkins                        0                5,184
      Edward Zapanta                     59,136                  674

     Mr. Christopher was re-elected as a Director of Edison International and SCE in 1997 following distinguished service as Secretary of State of the United States. Assuming Mr. Christopher continues to be nominated and elected by the shareholders to serve on the respective Boards of Edison International and SCE, Director age restrictions have been waived until April 2002. Retirement and deferred compensation benefit payments attributable to his prior service as a Director will continue to be paid. Any additional benefits accruing during his current term as a Director will be payable to Mr. Christopher in accordance with the terms of the plans in effect at the time of his subsequent retirement.

Meetings and Attendance

     During 1998, the Edison International and SCE Audit Committees met 4 times each, the Finance Committees met 3 times each, the Compensation and Executive Personnel Committees met 3 times each, the Nominating Committees met 2 times each, the Edison International Executive Committee met 2 times, the Edison International Board met 9 times, and the SCE Board met 7 times.

     During 1998, all current Directors attended 75% or more of all Edison International and SCE Board and applicable Committees meetings.

Stock Ownership of Certain Shareholders

     The following are the only shareholders known by Edison International or SCE to beneficially own more than 5% of any class of either Companies' voting securities as of December 31, 1998:


                                                                                                 Amount and
                                                                                         Nature of
                                                                                        Beneficial         Percent
Class of Stock                           Name and Address of Shareholder                 Ownership        of Class
--------------                           -------------------------------               -----------        --------
SCE Common Stock                         Edison International                       434,888,104(1)          100%
                                         2244 Walnut Grove Avenue
                                         Rosemead, California 91770

Edison International Common Stock        Wells Fargo Bank, N.A.                     30,686,544(2)          8.75%
                                         633 W. Fifth Street
                                         Los Angeles, California 90017

(1) Edison International became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE.

(2) The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Until January 1, 1999, Wells Fargo Bank, N.A. acted as Trustee for the SSPP. Of the total number of shares shown, 28,896,508 shares of the class, or 8.24%, were held as the SSPP Trustee. SSPP Plan shares are voted in accordance with instructions given by participants, whether vested or not. SSPP shares for which instructions are not received may be voted by the Trustee in its discretion. As of January 1, 1999, State Street Bank and Trust Company succeeded Wells Fargo Bank, N.A., as SSPP Trustee.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Edison International and SCE Boards have selected Arthur Andersen LLP as the Companies' independent public accountants for calendar year 1999. Arthur Andersen LLP is an international public accounting firm which provides leadership in public utility accounting matters.

     Representatives of Arthur Andersen LLP are expected to attend the annual meetings, where they will have the opportunity to make a statement if they wish and to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETINGS

     To be considered for inclusion in the 2000 proxy statement, shareholder proposals for the Edison International and SCE 2000 annual meetings must be received by November 9, 1999.

     Shareholders intending to bring any other business before an annual meeting, including Director nominations, must give written notice to the Secretary of Edison International or SCE, as the case may be, of the business to be presented. The notice must be received at company offices within the periods, and with the information and documents, specified in the Bylaws. A copy of the Bylaws may be obtained by writing to the Secretary of Edison International or SCE.

     Assuming that the 2000 annual meetings of Shareholders are held on April 20, 2000, as currently specified by the Bylaws, the period for the receipt by either company of written notice of other business to be brought by shareholders before the 2000 annual meetings of Shareholders, including Director nominations, will begin on September 10, 1999, and end on November 9, 1999.

Availability of Form 10-K

     The Edison International and SCE 1998 Annual Reports on Form 10-K, including the financial statements and the financial statement schedules but excluding other exhibits, will be furnished without charge to shareholders upon written request. This report is expected to be available for distribution after March 30, 1999. A copy may be requested by writing to the Law Department, Attn:
Corporate Governance, Edison International (or Southern California Edison Company, as the case may be), 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770.

OTHER MATTERS


     The Edison International and SCE Boards of Directors were not aware by February 14, 1999 (the latest date specified by the Bylaws for shareholders to provide advance notice of business intended to be presented at these meetings), of any other matters to be presented for action at the meetings.


     If any other matters should properly come before the meetings, the proxies will vote the shares represented thereby in accordance with their judgment. Discretionary authority to do so is included in the proxy.


Dated March 8, 1999.
                                       For the Boards of Directors,




                                       BEVERLY P. RYDER, Secretary
                                       Edison International and
                                       Southern California Edison Company

                                   APPENDIX A

                                 BYLAW AMENDMENT

                             ARTICLE III, SECTION 2



The authorized number of directors shall be not less than nine nor more than seventeen until changed by amendment of the Articles or by a Bylaw duly adopted by the shareholders. The exact number of directors shall be fixed, within the limits specified, by the Board by adoption of a resolution or by the shareholders in the same manner provided in these Bylaws for the amendment thereof.

                       SOUTHERN CALIFORNIA EDISON COMPANY
    PLEASE MARK VOTE IN CIRCLE IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Directors recommend a vote of "FOR" Item 1 and Item 2.       Withhold
1. Election of Directors: Nominees: 01-J.E. Bryson,         For    For  For All
    02-W.H.Chen, 03-W. Christopher, 04-S.E.Frank,           All    All  Except
    05-J.C.Hanley,06-C.F.Huntsinger, 07-C.D.Miller,
    08-L.G.Nogales, 09-R.L.Olson,  10-J.M.Rosser,           ---    ---  ----
    11-R.H.Smith,  12-T.C.Sutton,  13-D.M.Tellep,
    14-E. Zapanta
    (INSTRUCTION: to withhold authority to vote for any individual nominee, write such name or names in the space provided below.)

    --------------------------------------------------

2. Bylaw Amendment to Reduce Maximum and                For   Against  Abstain
    Minimum Board Size
                                                        ---    ----     ----
Dated:
         ---------------------------------------------------------------------
Signature(s):
              ----------------------------------------------------------------
Title:
       -----------------------------------------------------------------------
Important: Please sign exactly as name appears on this proxy.  When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.
-------------------------------------------------------------------------------
SOUTHERN CALIFORNIA             SOUTHERN CALIFORNIA EDISON COMPANY
EDISON COMPANY LOGO               ANNUAL MEETING - APRIL 15, 1999
Control Number          Southern California Edison Company now offers Phone or
                            Internet voting 24 hours a day, 7 days a week
--------------

On a touch-tone phone, call toll-free 1-800-OK2-VOTE (outside the US and Canada, call 201-324-0377). You will hear these instructions:

o Enter  the last  four  digits  from your  social  security  number.
o Enter the control number from the box above, just below the perforation.
o You will then have two options:
  OPTION 1: To vote as the Board of Directors recommends on both proposals; or OPTION 2: To vote on each proposal separately.
o Your vote will be repeated to you and you will be asked to confirm it.

Log onto the Internet and type: http://www.vote-by-net.com

o Have your proxy card ready and follow  the  instructions  on the  Internet.
o Enter the control number from the box above, just below the perforation, and follow the instructions on the Internet.
o You will be able to elect to receive future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

  If you have voted by phone or internet, please do not return the proxy card.
                             THANK YOU FOR VOTING!

SOUTHERN CALIFORNIA
EDISON COMPANY                                        Proxy Card
LOGO

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

JOHN E. BRYSON and ALAN J. FOHRER are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at The Industry Hills Sheraton and Conference Center, One Industry Hills Parkway, City of Industry, California, on April 15, 1999, at 10 a.m., or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED FOR ITEM 1 AND ITEM 2. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

 YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE MARK, SIGN, DATE
    AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES.
  TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

-------------------------------------------------------------------------------
                              Fold and Detach Here




           ADMISSION TICKET

         Edison International
  Southern California Edison Company
          Annual Meetings of
             Shareholders
       April 15, 1999 at 10 a.m.
Space is limited; doors open at 9:30 a.m.

       Please present this ticket
         to attend the meeding.                            M A P

The Industry Hills Sheraton Resort and
           Conference Center
      One Industry Hills Parkway
     City of Industry, California